Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp 777 N. Broadway Los Angeles, CA 90012	Contact:	Heng W. Chen (626) 279-3652

Cathay General Bancorp Announces First Quarter 2024 Results

Los Angeles, Calif., April 22, 2024: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2024. The Company reported net income of $71.4 million, or $0.98 per share, for the first quarter of 2024. The first quarter net income included a $9.0 million or $0.09 per diluted share mark-to market loss from equity securities held by the Company and a $2.9 million or $0.03 per diluted share accrual for an increase in the FDIC special assessment.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Net income	$ 71.4 million	$82.5 million	$ 96.0 million
Basic earnings per common share	$0.98	$1.14	$1.32
Diluted earnings per common share	$0.98	$1.13	$1.32
Return on average assets	1.23%	1.40%	1.76%
Return on average total stockholders' equity	10.40%	12.21%	15.39%
Efficiency ratio	53.22%	53.84%	40.25%

FIRST QUARTER HIGHLIGHTS

●	Total deposits increased by $520.8 million, or 10.8% annualized, to $19.85 billion in the first quarter of 2024.
●	Net interest margin decreased to 3.05% in the first quarter of 2024 from 3.27% in the fourth quarter of 2023.
●	Diluted earnings per share decreased to $0.98 for the first quarter of 2024 compared to $1.13 for the fourth quarter of 2023 due in part to changes in equity securities valuations.

“For the first quarter of 2024, our total deposits increased by $520.8 million, or 10.8% annualized, to $19.85 billion”, commented Chang M. Liu, President and Chief Executive Officer of the Company.

INCOME STATEMENT REVIEW

FIRST QUARTER 2024 COMPARED TO THE FOURTH QUARTER 2023

Net income for the quarter ended March 31, 2024, was $71.4 million, a decrease of $11.1 million, or 13.5%, compared to net income of $82.5 million for the fourth quarter of 2023. Diluted earnings per share for the first quarter of 2024 was $0.98 per share compared to $1.13 per share for the fourth quarter of 2023.The first quarter net income included a $9.0 million, or $0.09 per diluted share mark-to-market loss from equity securities held by the Company and a $2.9 million, or $0.03 per diluted share, accrual for an increase in the FDIC special assessment.

Return on average stockholders’ equity was 10.40% and return on average assets was 1.23% for the quarter ended March 31, 2024, compared to a return on average stockholders’ equity of 12.21% and a return on average assets of 1.40% in the fourth quarter of 2023.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $13.5 million, or 7.4%, to $168.6 million during the first quarter of 2024, compared to $182.1 million in the fourth quarter of 2023. The decrease was due primarily to an increase in deposit interest expense and a decrease in interest income from loans and securities.

The net interest margin was 3.05% for the first quarter of 2024 compared to 3.27% for the fourth quarter of 2023.

For the first quarter of 2024, the yield on average interest-earning assets was 6.01%, the cost of funds on average interest-bearing liabilities was 3.87%, and the cost of interest-bearing deposits was 3.78%. In comparison, for the fourth quarter of 2023, the yield on average interest-earning assets was 5.99%, the cost of funds on average interest-bearing liabilities was 3.59%, and the cost of interest-bearing deposits was 3.50%. The increase in the costs of average interest-bearing liabilities was mainly a result of higher interest rates on interest bearing deposits. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.14% for the first quarter of 2024, compared to 2.40% for the fourth quarter of 2023.

Provision for credit losses

The Company recorded a provision for credit losses of $1.9 million in the first quarter of 2024 compared with $1.7 million in the fourth quarter of 2023. As of March 31, 2024, the allowance for credit losses, comprised of the reserve for loan losses and the reserve for unfunded loan commitments, increased $760 thousand to $164.4 million, or 0.85% of gross loans, compared to $163.6 million, or 0.84% of gross loans, as of December 31, 2023.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$1,939	$1,392	$3,911
Construction loans	—	4,221	—
Real estate loans (1)	254	—	3,990
Installment and other loans	—	—	6
Total charge-offs	2,193	5,613	7,907
Recoveries:
Commercial loans	812	1,426	511
Construction loans	—	—	—
Real estate loans (1)	241	55	2,540
Total recoveries	1,053	1,481	3,051
Net charge-offs/(recoveries)	$1,140	$4,132	$4,856

(1) Real estate loans include commercial real estate loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $6.6 million for the first quarter of 2024, a decrease of $16.5 million, or 71.4%, compared to $23.1 million for the fourth quarter of 2023. The decrease was primarily due to an $18.0 million decrease in unrealized gains on equity securities offset, in part, by a $1.4 million recovery from the sale of a previously written-off security, when compared to the fourth quarter of 2023.

Non-interest expense

Non-interest expense decreased $17.3 million, or 15.7%, to $93.2 million in the first quarter of 2024 compared to $110.5 million in the fourth quarter of 2023. The decrease in non-interest expense in the first quarter of 2024 was primarily due to a decrease of $11.7 million in amortization expense of investments in low-income housing and alternative energy partnerships, a decrease of $8.3 million in FDIC and state assessments and a decrease of $1.3 million in professional services expenses offset, in part, by an increase of $3.5 million in salaries and employee benefits when compared to the fourth quarter of 2023. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 53.22% in the first quarter of 2024 compared to 53.84% for the fourth quarter of 2023.

Income taxes

The effective tax rate for the first quarter of 2024 was 10.76% compared to 11.28% for the fourth quarter of 2023. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $19.43 billion as of March 31, 2024, a decrease of $118.7 million, or 0.6%, from $19.55 billion as of December 31, 2023. The decrease was primarily due to a decrease of $172.5 million, or 5.2%, in commercial loans, and a decrease of $39.9 million, or 9.4%, in construction loans offset, in part, by an increase of $92.2 million, or 0.9%, in commercial real estate loans and an increase of $3.1 million, or 0.1%, in residential mortgage loans.

The loan balances and composition as of March 31, 2024, compared to December 31, 2023, and March 31, 2023, are presented below:

	March 31, 2024	December 31, 2023	March 31, 2023
	(In thousands) (Unaudited)
Commercial loans	$3,132,580	$3,305,048	$3,153,039
Construction loans	382,775	422,647	558,967
Commercial real estate loans	9,821,807	9,729,581	8,916,766
Residential mortgage loans	5,841,846	5,838,747	5,384,220
Equity lines	245,222	245,919	298,630
Installment and other loans	5,166	6,198	5,717
Gross loans	$19,429,396	$19,548,140	$18,317,339

Allowance for loan losses	(154,589)	(154,562)	(144,884)
Unamortized deferred loan fees	(11,737)	(10,720)	(5,872)
Total loans, net	$19,263,070	$19,382,858	$18,166,583

Total deposits were $19.85 billion as of March 31, 2024, an increase of $520.8 million, or 2.7%, from $19.33 billion as of December 31, 2023.

The deposit balances and composition as of March 31, 2024, compared to December 31, 2023, and March 31, 2023, are presented below:

	March 31, 2024	December 31, 2023	March 31, 2023
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,289,539	$3,529,018	$3,748,719
NOW deposits	2,331,486	2,370,685	2,354,195
Money market deposits	3,117,557	3,049,754	3,014,500
Savings deposits	1,039,144	1,039,203	891,061
Time deposits	10,068,533	9,336,787	8,640,397
Total deposits	$19,846,259	$19,325,447	$18,648,872

ASSET QUALITY REVIEW

As of March 31, 2024, total non-accrual loans were $98.1 million, an increase of $31.4 million, or 47.1%, from $66.7 million as of December 31, 2023.

The allowance for loan losses was $154.6 million and the allowance for off-balance sheet unfunded credit commitments was $9.8 million as of March 31, 2024. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.80% of period-end gross loans, and 146.30% of non-performing loans as of March 31, 2024. The comparable ratios were 0.79% of period-end gross loans, and 209.33% of non-performing loans as of December 31, 2023.

The changes in non-performing assets and modifications to borrowers experiencing financial difficulties as of March 31, 2024, compared to December 31, 2023, and March 31, 2023, are presented below:

(Dollars in thousands) (Unaudited)	March 31, 2024	December 31, 2023	% Change	March 31, 2023	% Change
Non-performing assets
Accruing loans past due 90 days or more	$7,560	$7,157	6	$12,756	(41)

Non-accrual loans:
Construction loans	22,998	7,736	197	—	—
Commercial real estate loans	47,465	32,030	48	40,218	18
Commercial loans	14,642	14,404	2	22,079	(34)
Residential mortgage loans	13,002	12,511	4	11,283	15
Total non-accrual loans	$98,107	$66,681	47	$73,580	33
Total non-performing loans	105,667	73,838	43	86,336	22
Other real estate owned	19,441	19,441	—	4,067	378
Total non-performing assets	$125,108	$93,279	34	$90,403	38
Accruing loan modifications to borrowers experiencing financial difficulties	$—	$2,872	(100)	$—	—

Allowance for loan losses	$154,589	$154,562	—	$144,884	7
Total gross loans outstanding, at period-end	$19,429,396	$19,548,140	(1)	$18,317,339	6

Allowance for loan losses to non-performing loans, at period-end	146.30%	209.33%		167.81%
Allowance for loan losses to gross loans, at period-end	0.80%	0.79%		0.79%

The ratio of non-performing assets to total assets was 0.53% as of March 31, 2024, compared to 0.40% as of December 31, 2023. Total non-performing assets increased $31.8 million, or 34.1%, to $125.1 million as of March 31, 2024, compared to $93.3 million as of December 31, 2023, primarily due to an increase of $31.4 million, or 47.1%, in non-accrual loans, and an increase of $403 thousand, or 5.6%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of March 31, 2024, the Company’s Tier 1 risk-based capital ratio of 13.08%, total risk-based capital ratio of 14.55%, and Tier 1 leverage capital ratio of 10.71%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2023, the Company’s Tier 1 risk-based capital ratio was 12.84%, total risk-based capital ratio was 14.31%, and Tier 1 leverage capital ratio was 10.55%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its first quarter 2024 financial results this afternoon, Monday, April 22, 2024, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and refer to Conference Code 10187902. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and a representative office in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2023 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023

Financial performance
Net interest income before provision for credit losses	$168,572	$182,138	$192,435
Provision for credit losses	1,900	1,723	8,100
Net interest income after provision for credit losses	166,672	180,415	184,335
Non-interest income	6,611	23,101	14,244
Non-interest expense	93,239	110,498	83,186
Income before income tax expense	80,044	93,018	115,393
Income tax expense	8,609	10,492	19,386
Net income	$71,435	$82,526	$96,007

Net income per common share
Basic	$0.98	$1.14	$1.32
Diluted	$0.98	$1.13	$1.32
Cash dividends paid per common share	$0.34	$0.34	$0.34

Selected ratios
Return on average assets	1.23%	1.40%	1.76%
Return on average total stockholders’ equity	10.40%	12.21%	15.39%
Efficiency ratio	53.22%	53.84%	40.25%
Dividend payout ratio	34.59%	29.92%	25.63%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	6.01%	5.99%	5.54%
Total interest-bearing liabilities	3.87%	3.59%	2.46%
Net interest spread	2.14%	2.40%	3.08%
Net interest margin	3.05%	3.27%	3.74%

Capital ratios	March 31, 2024	December 31, 2023	March 31, 2023
Tier 1 risk-based capital ratio	13.08%	12.84%	12.42%
Total risk-based capital ratio	14.55%	14.31%	13.94%
Tier 1 leverage capital ratio	10.71%	10.55%	10.27%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	March 31, 2024	December 31, 2023	March 31, 2023

Assets
Cash and due from banks	$165,284	$173,988	$252,048
Short-term investments and interest bearing deposits	1,010,651	654,813	881,282
Securities available-for-sale (amortized cost of $1,783,915 at March 31, 2024, $1,726,080 at December 31, 2023 and $1,672,440 at March 31, 2023)	1,653,167	1,604,570	1,541,250
Loans held for sale	23,171	—	—
Loans	19,429,396	19,548,140	18,317,339
Less: Allowance for loan losses	(154,589)	(154,562)	(144,884)
Unamortized deferred loan fees, net	(11,737)	(10,720)	(5,872)
Loans, net	19,263,070	19,382,858	18,166,583
Equity securities	31,380	40,406	27,011
Federal Home Loan Bank stock	17,250	17,746	17,250
Other real estate owned, net	19,441	19,441	4,067
Affordable housing investments and alternative energy partnerships, net	330,912	315,683	316,475
Premises and equipment, net	90,454	91,097	93,204
Customers’ liability on acceptances	17,074	3,264	6,547
Accrued interest receivable	97,937	97,673	82,420
Goodwill	375,696	375,696	375,696
Other intangible assets, net	4,131	4,461	5,564
Right-of-use assets- operating leases	31,698	32,076	29,906
Other assets	273,487	267,762	232,298
Total assets	$23,404,803	$23,081,534	$22,031,601

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,289,539	$3,529,018	$3,748,719
Interest-bearing deposits:
NOW deposits	2,331,486	2,370,685	2,354,195
Money market deposits	3,117,557	3,049,754	3,014,500
Savings deposits	1,039,144	1,039,203	891,061
Time deposits	10,068,533	9,336,787	8,640,397
Total deposits	19,846,259	19,325,447	18,648,872

Advances from the Federal Home Loan Bank	265,000	540,000	360,000
Other borrowings for affordable housing investments	17,557	15,787	22,481
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	17,074	3,264	6,547
Lease liabilities - operating leases	34,325	34,797	32,599
Other liabilities	327,380	306,528	299,627
Total liabilities	20,626,731	20,344,959	19,489,262
Stockholders' equity	2,778,072	2,736,575	2,542,339
Total liabilities and equity	$23,404,803	$23,081,534	$22,031,601

Book value per common share	$38.22	$37.66	$35.12
Number of common shares outstanding	72,688,191	72,668,927	72,390,694

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(In thousands, except share and per share data)
Interest and Dividend Income
Loans receivable	$302,528	$302,477	$261,179
Investment securities	14,951	14,885	11,764
Federal Home Loan Bank stock	431	392	304
Deposits with banks	14,732	15,509	12,139
Total interest and dividend income	332,642	333,263	285,386

Interest Expense
Time deposits	109,546	97,826	64,174
Other deposits	42,788	43,282	23,817
Advances from Federal Home Loan Bank	9,316	7,289	2,598
Long-term debt	1,721	1,759	1,443
Short-term borrowings	699	969	919
Total interest expense	164,070	151,125	92,951

Net interest income before provision for credit losses	168,572	182,138	192,435
Provision for credit losses	1,900	1,723	8,100
Net interest income after provision for credit losses	166,672	180,415	184,335

Non-Interest Income
Net (losses)/gains from equity securities	(9,027)	8,950	4,853
Debt securities gains/(losses), net	1,107	—	(3,000)
Letters of credit commissions	1,717	1,744	1,570
Depository service fees	1,550	1,423	1,832
Wealth management fees	5,638	4,820	3,897
Other operating income	5,626	6,164	5,092
Total non-interest income	6,611	23,101	14,244

Non-Interest Expense
Salaries and employee benefits	43,552	40,101	38,226
Occupancy expense	5,967	5,387	5,504
Computer and equipment expense	5,068	4,579	4,285
Professional services expense	6,992	8,279	7,406
Data processing service expense	3,929	3,718	3,724
FDIC and State assessments	6,089	14,358	3,155
Marketing expense	1,914	1,110	774
Other real estate owned expense	253	195	50
Amortization of investments in low income housing and alternative energy partnerships	14,432	26,119	15,594
Amortization of core deposit intangibles	339	251	250
Acquisition, integration and restructuring costs	—	671	—
Other operating expense	4,704	5,730	4,218
Total non-interest expense	93,239	110,498	83,186

Income before income tax expense	80,044	93,018	115,393
Income tax expense	8,609	10,492	19,386
Net income	$71,435	$82,526	$96,007
Net income per common share:
Basic	$0.98	$1.14	$1.32
Diluted	$0.98	$1.13	$1.32

Cash dividends paid per common share	$0.34	$0.34	$0.34
Basic average common shares outstanding	72,673,974	72,652,779	72,533,239
Diluted average common shares outstanding	72,971,157	72,906,310	72,899,662

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)(Unaudited)	March 31, 2024		December 31, 2023		March 31, 2023
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$19,498,954	6.24%	$19,330,187	6.21%	$18,245,488	5.81%
Taxable investment securities	1,638,317	3.67%	1,594,267	3.71%	1,548,841	3.08%
FHLB stock	23,006	7.53%	19,599	7.94%	17,276	7.14%
Deposits with banks	1,093,972	5.42%	1,130,806	5.44%	1,070,188	4.60%
Total interest-earning assets	$22,254,249	6.01%	$22,074,859	5.99%	$20,881,793	5.54%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,312,246	2.19%	$2,466,263	2.14%	$2,354,531	1.12%
Money market deposits	3,114,298	3.53%	3,200,455	3.33%	3,378,257	2.05%
Savings deposits	1,046,103	1.10%	1,112,454	1.11%	938,485	0.10%
Time deposits	9,720,917	4.53%	9,208,820	4.21%	8,225,215	3.16%
Total interest-bearing deposits	$16,193,564	3.78%	$15,987,992	3.50%	$14,896,488	2.40%
Other borrowed funds	730,779	5.51%	600,483	5.46%	321,522	4.44%
Long-term debt	119,136	5.81%	119,136	5.86%	119,136	4.91%
Total interest-bearing liabilities	17,043,479	3.87%	16,707,611	3.59%	15,337,146	2.46%

Non-interest-bearing demand deposits	3,338,551		3,598,385		3,958,533

Total deposits and other borrowed funds	$20,382,030		$20,305,996		$19,295,679

Total average assets	$23,451,901		$23,304,836		$22,098,431
Total average equity	$2,761,843		$2,681,899		$2,530,719

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratio are non-GAAP financial measures. Tangible equity and tangible assets represent stockholders’ equity and total assets, respectively, which have been reduced by goodwill and other intangible assets. Given that the use of such measures and ratios is more prevalent in the banking industry, and such measures and ratios are used by banking regulators and analysts, the Company has included them below for discussion.

		As of
		March 31, 2024	December 31, 2023	March 31, 2023
		(In thousands) (Unaudited)
Stockholders' equity	(a)	$2,778,072	$2,736,575	$2,542,339
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(4,131)	(4,461)	(5,564)
Tangible equity	(b)	$2,398,245	$2,356,418	$2,161,079

Total assets	(c)	$23,404,803	$23,081,534	$22,031,601
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(4,131)	(4,461)	(5,564)
Tangible assets	(d)	$23,024,976	$22,701,377	$21,650,341

Number of common shares outstanding	(e)	72,688,191	72,668,927	72,390,694

Total stockholders' equity to total assets ratio	(a)/(c)	11.87%	11.86%	11.54%
Tangible equity to tangible assets ratio	(b)/(d)	10.42%	10.38%	9.98%
Tangible book value per share	(b)/(e)	$32.99	$32.43	$29.85

		Three months ended
		March 31, 2024	December 31, 2023	March 31, 2023
		(In thousands) (Unaudited)
Net Income		$71,435	$82,526	$96,007
Add: Amortization of other intangibles (1)		330	262	192
Tax effect of amortization adjustments (2)		(98)	(78)	(57)
Tangible net income	(f)	$71,667	$82,710	$96,142

Return on tangible common equity (3)	(f)/(b)	11.95%	14.04%	17.80%

(1) Includes core deposit intangibles and mortgage servicing
(2) Applied the statutory rate of 29.65%.
(3) Annualized